Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made by and between Blackjack Silver Corp. (“BSC”), a body corporate incorporated pursuant to the laws of Ontario, Canada and Butte Blackjack Operating, LLC (“BBOL”), a Delaware limited liability company (collectively referred to as the "Company" or the "Companies") and C. Travis Naugle, a resident of Colorado (“Executive”) (Executive and the Companies, herein, the “Parties”) and is effective as of May 1, 2024 (the “Effective Date”).

RECITALS

WHEREAS, The Company is involved in the business of acquiring, exploring and developing natural resource properties in the Americas with a focus on the Butte Property located in Butte-Silver Bow, Montana;

WHEREAS, The Executive has North American and international expertise and experience in the business carried on by the Company;

WHEREAS, the Company desires to employ the services of the Executive;

WHEREAS, Executive desires for his employment by the Company pursuant to the terms, conditions, and mutual obligations set forth in this Agreement.

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the Parties agree as follows:

1.       Nature and Capacity of Employment.

1.1.       Term. This Agreement shall commence on the Effective Date and shall continue for a period of five (5) years (the "Term"), unless earlier terminated in accordance with the provisions of Section 5.

1.2.       Joint Employment as CEO and General Manager. During his employment, Executive will serve as the most senior manager of the Company, with the titles of Chief Executive Officer of BSC and of General Manager and its equivalent of BBOL and any other subsidiaries that may be formed or acquired from time to time. Executive shall have the authority, at his discretion, to appoint other individuals to hold the position of General Manager or its equivalent, depending on the subsidiary structure, provided that such individuals report directly to the Executive in his capacity as CEO. Executive will render such management and business services as are consistent with Executive’s roles and such other reasonable and consistent duties as may be assigned to Executive by BSC’s Board of Directors (the “Board”). The Parties agree that if it is necessary or helpful, BBOL may be designated as Executive’s employer of record in the United States. Notwithstanding any other provision of this Agreement, both BSC and BBOL agree to be jointly and severally obligated to fulfill all terms and provisions of this Agreement and to meet all obligations to Executive hereunder.

1.3.       Services. The Executive will provide the following services:

1.3.1.       Formulate and implement a strategic plan that guides the direction of the Company's business, including preparing the Company for a public listing;

1.3.2.       Foster a strong safety culture within the organization and ensure that all employees adhere to the Company's health and safety policies and procedures.

1.3.3.       Identify key roles within the organization and recruit qualified individuals to fill these positions, with a particular focus on: (i) CFO; (ii) operating team commensurate with mine development and operations; (iii) technical services team to support mine planning, geological modeling, engineering, permitting and other technical aspects of the mining operation; and (iv) head office resources to handle essential corporate functions.

1.3.4.       Manage the Company and its components, ensuring they function properly, and identify and solve problems that may prevent their smooth and efficient operation;

1.3.5.       Seek, investigate, and implement opportunities for growth of the Company's business, including property acquisitions and dispositions, M&A activity, joint ventures, and partnerships;

1.3.6.       Develop and oversee the Company's financial strategy, including budgeting, financial performance monitoring, and cash flow management;

1.3.7.       Ensure compliance with security regulations governing publicly-traded companies, in preparation for the Company's public listing;

1.3.8.       Ensure that the Company's news releases and technical reports are compliant with National Instrument 43-101 Standards of Disclosure for Mineral Projects, working with qualified persons and other relevant experts to maintain the highest standards of disclosure and transparency;

1.3.9.       Oversee public and private financings, including negotiating and working with investment bankers, brokerage firms, and legal advisors;

1.3.10.     Build the Company's profile in the financial and investment communities, including developing the Company's story and communicating it to retail and institutional investors, mining analysts, and the media;

1.3.11.     Oversee the development of the Company's mineral projects, ensuring compliance with all relevant health, safety, and environmental regulations;

1.3.12.     Obtain and maintain all necessary permits and approvals for the Company's mining operations;

1.3.13.     Engage with stakeholders at the local, regional, state, and federal levels to build and maintain positive relationships, address concerns, and ensure the Company's compliance with all applicable regulations and guidelines; and

1.3.14.     Oversee the Company's legal, defense, and litigation strategies, working closely with internal and external legal counsel to protect the Company's interests and minimize legal risks.

1.4.       Permitted Outside Activities. The Company’s business activities are currently focused on developing and advancing developing its properties in Butte-Silver Bow, Montana (the “Butte Project”). The Company anticipates that such business focus will continue. The Company acknowledges that Executive is now engaged in business activities and investments separate from and unrelated to the Butte Project. The Company agrees that during his employment with the Company, Executive may pursue or participate in, and may use a portion of his working time pursuing or participating in, business activities and investments (collectively, “Permitted Outside Activities”), provided that such engagements and interests do not conflict with, in any way, the Butte Project. The Company acknowledges that currently, Executive’s Permitted Outside Activities include but are not limited to Executive’s service as: (a) CEO of Falcon Butte Minerals Corp.; (b) CEO of Falcon Copper Corp.; and (c) Manager of Blue Copper Royalties LLC.

2.       Compensation and Benefits.

2.1.       Annual Base Salary. As of the Effective Date, Executive’s annualized gross base salary shall be US$252,000 (the “Base Salary”), which salary shall be earned by Executive on a pro rata basis as Executive performs services for the Company and which salary shall be paid in accordance with the Company’s regular payroll practices. Executive’s Base Salary and any other compensation are subject to review and increase by the Company from time to time. The Board will reassess Executive's Base Salary upon significant corporate events, such as the Company's public listing or accretive growth through significant acquisitions or mergers.

2.2.       Annual Performance Bonus. Executive shall be eligible to receive an annual performance bonus for each fiscal year. The actual amount of the annual performance bonus paid to Executive may range from a minimum of 75% to a maximum of 150% of the Base Salary, based on the achievement of performance metrics established by the Board and its evaluation of Executive's performance on an annual basis. The performance metrics shall be determined by the Board, in its sole discretion, and communicated to Executive within the first ninety (90) days of each fiscal year. The annual performance bonus, if any, shall be paid to Executive no later than two and a half (2.5) months following the end of the fiscal year to which the bonus relates, subject to Executive's continued employment with the Company through the payment date. The annual bonus shall be prorated for any partial years of employment.

In addition to the annual performance bonus, the Board may, in its sole discretion, grant Executive discretionary bonuses from time to time based on exceptional performance, significant milestones, or other factors as determined by the Board. The terms and conditions of any such discretionary bonuses, including the amount, timing, and criteria for earning such bonuses, shall be determined by the Board.

2.3.       Restricted Stock Units. Subject to the approval of the Board, the Company shall grant Executive 1,000,000 restricted stock units (the "RSUs") as of the Effective Date and shall vest according to the conditions of the applicable grant agreement.

2.4.       Performance Warrants. Executive shall be eligible to receive performance warrants (the "Performance Warrants") under a separate agreement with the Company (the "Performance Warrant Agreement"). The Performance Warrants shall be granted subject to the achievement of certain performance milestones as determined by the Board and set forth in the Performance Warrant Agreement. The terms and conditions of the Performance Warrants, including the number of warrants, exercise price, vesting schedule, and performance milestones, shall be determined by the Board and set forth in the Performance Warrant Agreement.

2.5.       Business Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

2.6.       Other Benefits. During Executive’s employment with the Company, Executive shall be entitled to participate in all retirement plans, health plans, paid time off benefits and other employee benefits and policies made available by the Company to its executive employees generally, including the use of a vehicle in Montana of the Executive’s choosing, to be leased and paid for by the Company. Executive acknowledges and agrees that except as specifically set forth in this Agreement, the Company is under no obligation to Executive to establish or maintain any specific employee benefits in which Executive may participate, and that the terms and provisions of any Company benefit plans or policies are matters within the exclusive province of the Company, subject to applicable law. Upon the termination of Executive’s employment, Executive shall be entitled to continue those benefits as may be required by state or federal law. The Executive shall be entitled to vacation each year in accordance with the applicable policies of the Company.

2.7.       Change of Control.

2.7.1.       Payment. In the event that BSC completes a Change of Control (as defined below) during Executive’s employment or within six (6) months of Executive’s separation from employment, regardless of the reason for such separation, the Company shall pay to Executive a payment equal to three (3) times Executive’s ending annualized Base Salary (the “Change of Control Payment”). Additionally, upon a Change of Control, any unvested stock options or grants under other equity compensation plans held by Executive shall immediately vest.

2.7.2.       Definition. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if any of the following occurs:

(a)	a combination (or a plan of arrangement in connection with any of the foregoing), other than solely involving BSC and any one or more of its affiliates, with respect to which all or substantially all of the persons who were the beneficial owners of the common shares and other securities of BSC immediately prior to such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement do not, following the completion of such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement, beneficially own, directly or indirectly, more than 50% of the resulting voting rights (on a fully-diluted basis) of BSC or its successor;
(b)	the sale, transfer, or other disposition of more than 50% interest in the Butte Project to a person other than an affiliate of the Company;
(c)	a resolution is adopted to wind-up, dissolve or liquidate BSC;
(d)	The acquisition by any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, of beneficial ownership of more than 50% of the voting power of BSC’s outstanding securities;
(e)	a change in the composition of the Board, which occurs at a single meeting of the shareholders of BSC or upon the execution of a shareholders’ resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority of the Board, without the Board, as constituted immediately prior to such meeting or resolution, having approved of such change.

3.       Indemnification.

3.1.       Indemnification of Executive. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (a) a written request for payment; (b) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement.

3.2.       Insurance. During Executive’s employment and for a period of six (6) years after his employment ends, regardless of the reason for such separation from employment, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor.

4.       Confidential Information.

4.1.       Nondisclosure. Executive shall not, either before or after the termination of his employment, use or disclose the Company’s Confidential Information except on behalf of, or as part of his services to, the Company. As used in this Agreement, “Confidential Information” means non-public, confidential, or proprietary information, including, but not limited to trade secrets, regarding the Company’s business, policies, methods, scientific data, or information that is known to Executive as a result of his employment with the Company. Confidential Information shall not include information that is generally available to the public through no fault of Executive or information that subsequently becomes publicly available through no fault of Executive.

4.2.       Limited Exceptions. Notwithstanding any other provision of this Agreement, Executive may disclose the Company’s Confidential Information, including trade secrets, as follows: (a) in the course of Executive’s reasonable provision of services to the Company; (b) as required pursuant to any applicable law or the order of a court or any regulatory body; (c) in confidence, to federal, state, or local government officials, or to an attorney of Executive, for the sole purpose of reporting or investigating a suspected violation of law; or (d) in a document filed in a lawsuit or other legal proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to create liability for any disclosure expressly allowed by law.

4.3.       Return and Destruction. Upon the termination of Executive’s employment for any reason, Executive agrees to promptly return to the Company or, if requested by the Company, destroy all documents, records, software, and other materials containing or reflecting Confidential Information, whether in written, electronic, or other form, and all copies thereof, in Executive’s possession or control. Upon request of the Company, Executive shall certify in writing to the Company that he has complied with this obligation within seven (7) days of the termination of his employment.

4.4.       Remedies. Executive agrees that disclosure by him of the Company’s Confidential Information in violation of this Section 4 may result in irreparable injury and damage to the Company, which may not be adequately compensable in money damages, that the Company will have no adequate remedy at law therefore, and that the Company shall have the right and may, without objection from Executive, obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Company against, or on account of any breach by Executive of the provisions of this Section 4.

5.       Termination and Potential Severance.

5.1.       Termination of Employment. Executive’s employment hereunder may be terminated by the Company with or without Cause (as defined in Section 5.2.1 below) or by Executive with or without Good Reason (as defined in Section 5.2.2 below); provided that either party shall provide the other party with at least sixty (60) days' advance written notice of any termination of Executive’s employment. Upon termination of Executive’s employment, Executive shall be entitled to the compensation and benefits described in this Section 5. Notwithstanding the provisions of this Section 5, if Executive has not been paid a Change of Control Payment, as defined in Section 2.8 above, Executive shall remain eligible for such payment if a Change of Control occurs within six (6) months of Executive’s separation from employment according to the terms of Section 2.8 above regardless of the reason for such separation.

5.2.       Definitions.

5.2.1.       For purposes of this Agreement, “Cause” means the occurrence of any of the following: (a) Executive’s material breach of this Agreement that is not cured by Executive, or is not capable of being cured by Executive, within thirty (30) days after the Company, by way of resolution adopted by an affirmative vote of the Board, delivers written notice of such Cause to Executive; or (b) intentional conduct by Executive which is demonstrably injurious to the Company that is not cured by Executive, or is not capable of being cured by Executive, within thirty (30) days after the Company delivers written notice of such Cause to Executive; or (c) fraud, misappropriation or embezzlement by Executive; or (d) Executive’s conviction of a felony crime or a crime of moral turpitude; or (e) Executive’s death; or (f) Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s position with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred eighty (180) consecutive days.

5.2.2.       For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express written consent: (a) a reduction in Executive’s Base Salary without the Executive’s written consent; (b) a material breach of this Agreement by the Company; (c) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or (d) a diminution or other adverse change in Executive’s title, authority, duties, or responsibilities for either BSC or BBOL (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law).

5.3.       Termination with Cause or Resignation without Good Reason. If Executive’s employment is terminated by the Company with Cause (as defined in Section 5.2.1 above) or Executive resigns without Good Reason (as defined in Section 5.2.2 above), Executive shall be entitled to receive: (a) any accrued but unpaid Base Salary and accrued but unused paid time off which shall be paid on the date of such termination; (b) any earned but unpaid bonus with respect to any completed calendar year immediately preceding the date of such termination; and (c) reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy.

5.4.       Severance Benefits Upon Termination without Cause or Resignation with Good Reason. In the event that Executive’s employment is terminated by the Company without Cause (as defined in Section 5.2.1 above) or Executive resigns with Good Reason (as defined in Section 5.2.2 above), the Company shall provide Executive the following severance benefits (collectively, the “Severance Benefits”): (a) Executive shall be paid lump-sum severance pay in a gross amount, before applicable withholdings, equal to twelve (12) months of Executive’s ending Base Salary, which shall be paid within three (3) weeks following the date of Executive's termination of employment; (b) an amount equal to Executive’s accrued, but unused, paid time off; (c) if, after his employment with the Company ends, Executive continues his ending health, dental, and vision coverage for himself and his family (whether pursuant to applicable COBRA/continuation laws or otherwise) the Company will pay on Executive’s behalf or reimburse Executive for the premiums for such coverage for a period of twelve (12) months; (d) all unvested stock options and RSUs granted to Executive shall immediately vest and become exercisable as of the date of termination; and (e) the Company shall reimburse Executive for any unreimbursed business expenses properly incurred by Executive prior to the date of termination, subject to the Company's expense reimbursement policies and procedures. The Company shall take all necessary actions to ensure that stock options remain exercisable for the entire original period set forth in the applicable grant agreement, notwithstanding the termination of Executive's employment.

6.       409A Savings. All references herein to the termination of Executive’s employment shall mean a “separation from service” within the meaning of Treasury Regulation Section l .409A-l(h). The terms of this Agreement shall be construed and shall be paid in such as manner as to satisfy an exception to, or be in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable guidance issued thereunder (“Section 409A”). To the extent

(a) any post-termination payments to which Executive becomes entitled under this Agreement or any agreement or plan referenced herein constitute deferred compensation subject to Section 409A and (b) Executive is deemed at the time of Executive’s termination of employment to be a “specified employee” under Section 409A, then such payment will not be made or commence until the earliest of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (within the meaning of Section 409A) with the Company; or (ii) the date of Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this provision will be paid to Executive or Executive’s beneficiary in one lump sum. Each payment of termination benefits payable to Executive shall be considered a separate payment, as described in Treas. Reg. §1.409A-2(b)(2), for purposes of Section 409A. If Executive is entitled to be paid or reimbursed for any taxable expenses, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred, and your right to reimbursement of such expenses shall not be subject to exchange or liquidation for any other benefit or payment. Notwithstanding the foregoing, the Company makes no representations with respect to Section 409A, the Company shall not have any liability to Executive for any taxes, penalties, interest or other expenses that Executive may incur on account of non-compliance with Section 409A.

7.       Miscellaneous.

7.1.       Integration. This Agreement embodies the entire agreement and understanding between Executive and the Company, except that nothing in this Agreement shall prohibit the Parties from negotiating and entering into separate stock option, RSU and performance-based warrant agreements around the time of this Agreement. There are no other offer letters, agreements, understandings, or past practices in effect between Executive and the Company.

7.2.       Applicable Law; Venue. This Agreement and the rights of the Parties shall be governed by and construed and enforced in accordance with the laws of the state of Colorado, without regard to any state’s choice of law principles or rules. The exclusive venue for any action hereunder shall be in the state of Colorado, whether or not such venue is or subsequently becomes inconvenient, and Executive, BSC, and BBOL consent to the exclusive personal jurisdiction of the courts of the state of Colorado and/or the United States District Court for the District of Colorado.

7.3.       Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the Parties hereto.

7.4.       Binding Effect. This Agreement is personal in nature to Executive and Executive shall not assign any right or obligation hereunder in whole or in part, without the prior written consent of the Company, and any attempt to do so shall be void. The rights and obligations of the Company under this Agreement may, in the discretion of the Company, be transferred to the Company’s successor and assigns.

7.5.       Notices. All notices, requests and other communications hereunder shall be given in writing and deemed to have been duly given or served if personally delivered, sent by a confirmed receipt facsimile, or sent by first class, certified mail, return receipt requested, postage prepaid, to the party at the address as provided below, or to such other address as such party may hereafter designate by written notice to the other party:

(a)                 if to the Company, to the address of its then principal offices; or

(b)                 if to Executive, to the address last shown in the records of the Company.

7.6.       Modification by the Parties. This Agreement shall not be modified or amended except by a written instrument signed by the Parties. In addition, no waiver of any provision of this Agreement shall be binding unless set forth in writing signed by the party effecting the waiver. Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

7.7.       Severability; “Blue Pencil.” If any part of this Agreement is found to be invalid, the rest of the Agreement will still be enforceable. If any provision is deemed overly broad, a court may limit it to the extent necessary for enforceability.

7.8.       Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of the signatures below.

Date:	2024/05/01	C. Travis Naugle

Date:	2024/05/01	BLACKJACK SILVER CORP.
By
		Its	Chairman

Date:	2024/05/01	BUTTE BLACKJACK OPERATING, LLC
By
		Its	Director